Exhibit 23.9

Level 15/300 Adelaide Street Brisband QLD 4000
GPO Box 2207 Brisbane QLD 4001
Telephone (+61 7) 3231 3800
Facsimile (+61 7) 3211 9815
Email: brisbane@snowdengroup.com

www snowdengroup com

Perth, Brisbane, Vancouver, Johannesburg, Cape Town, London, Belo Horizonte

To the Board of Directors of
Vale S.A. (“Vale”) and
Vale Overseas Limited (“Vale Overseas”)

Ladies and Gentlemen:

Snowden Mining Industry Consultants hereby consents to the incorporation by reference in this Registration Statement on Form F-3 of Vale and Vale Overseas of Vale’s Annual Report on Form 20-F for the year ended December 31, 2008, in which Snowden Mining Industry Consultants is named as having prepared Vale’s coal reserve estimates.

Very truly,

David Wood
Principal Consultant

21 October 2009

SNOWDEN MINING INDUSTRY CONSULTANTS PTY LTD ABN 99 085 319 562
SNOWDEN IS A SUBSIDIARY OF DOWNER EDI LIMITED